FOR IMMEDIATE RELEASE

Media Relations:
Paulina Heinkel
332.877.5339
Media.request@iff.com

Investor Relations:
Michael Bender
212.708.7263
Investor.Relations@iff.com

IFF Reports Third Quarter 2024 Results

NEW YORK - November 5, 2024 - IFF (NYSE: IFF) reported financial results for the third quarter ended September 30, 2024.

Third Quarter 2024 Consolidated Summary:

Reported (GAAP)			Adjusted (Non-GAAP)[1]
Sales	Income Before Taxes	EPS	Operating EBITDA	Operating EBITDA Margin	EPS ex Amortization
$2.9 B	$95 M	$0.23	$568 M	19.4%	$1.04

First Nine Months 2024 Consolidated Summary:

Reported (GAAP)			Adjusted (Non-GAAP)[1]
Sales	Income Before Taxes	EPS	Operating EBITDA	Operating EBITDA Margin	EPS ex Amortization
$8.7 B	$393 M	$1.13	$1.7 B	19.9%	$3.34

Management Commentary
“We are pleased to report a strong performance in the third quarter, with growth across all business segments,” stated IFF CEO Erik Fyrwald. “Market recovery off prior year lows and our global team's passion to address the needs of our customers drove notable volume recovery in every division. This achievement, coupled with our focus on productivity, has resulted in significant bottom-line improvement compared to the same period last year. Taking into account our strong performance in the third quarter and our continued cautiously optimistic outlook for the fourth quarter, we are increasing our full year 2024 financial guidance. We are making solid progress but have a lot of exciting work ahead of us to unleash the full potential of IFF.”

Third Quarter 2024 Consolidated Financial Results
•Reported net sales for the third quarter were $2.93 billion, an increase of 4% versus the prior-year period. On a comparable basis2, currency neutral sales1 increased 9% versus the prior-year period led by broad-based growth including double digit performances by Health & Biosciences and Scent as well as high-single digit increases in Nourish and Pharma Solutions. Volume grew high-single digits and improved across all businesses.
•Income before taxes on a reported basis for the third quarter was $95 million. Adjusted operating EBITDA1 for the third quarter was $568 million. On a comparable basis2, adjusted
1 Schedules at the end of this release contain reconciliations of reported GAAP to Non-GAAP metrics. See Use of Non-GAAP Financial Measures for explanations of our Non-GAAP metrics.
2 Comparable results for the third quarter exclude the impact of divestitures and acquisitions.

operating EBITDA1 improved 16% versus the prior-year period, led by volume growth and productivity gains.
•Reported earnings per share (EPS) for the third quarter was $0.23. Adjusted EPS excluding amortization1 was $1.04 per diluted share, increasing 17% versus the prior year period as strong profit performance and lower interest expense were mitigated by foreign exchange impacts in other expense.
•Cash flows from operations at the end of the third quarter was $702 million, and free cash flow1 defined as cash flows from operations less capital expenditures totaled $399 million. Total debt to trailing twelve months net loss at the end of the third quarter was (3.9)x. Net debt to credit adjusted EBITDA1 at the end of the third quarter was 3.9x.

Third Quarter 2024 Segment Summary: Growth vs. Prior Year

	Reported (GAAP)	Comparable Currency Neutral (Non-GAAP)[1] [2]	Adjusted (Non-GAAP)[1]	Comparable Adjusted (Non-GAAP)[1] [2]
	Sales	Sales	Operating EBITDA	Operating EBITDA
Nourish	3%	7%	16%	18%
Health & Biosciences	10%	12%	15%	15%
Scent	0%	10%	(3)%	7%
Pharma Solutions	8%	8%	32%	32%

Nourish Segment
•On a reported basis, third quarter sales were $1.49 billion. On a comparable basis2, currency neutral sales1 increased 7% driven by strong double-digit growth in Flavors. Functional Ingredients sales improved modestly as high-single digit volume growth was mostly offset by pricing actions.
•Nourish adjusted operating EBITDA1 was $206 million and adjusted operating EBITDA margin1 was 13.9% in the third quarter. On a comparable basis2, adjusted operating EBITDA1 increased 18% led by volume growth and productivity gains.

Health & Biosciences Segment
•On a reported basis, third quarter sales were $570 million. On a comparable basis2, currency neutral sales1 increased 12% driven by strong double-digit performances across all businesses.
•Health & Biosciences adjusted operating EBITDA1 was $173 million and adjusted operating EBITDA margin1 was 30.4% in the third quarter. On a comparable basis2, adjusted operating EBITDA1 improved 15% led primarily by volume growth and productivity gains.

Scent Segment
•On a reported basis, third quarter sales were $613 million. On a comparable basis2, currency neutral sales1 increased 10% led by double-digit growth in Consumer Fragrance and Fine Fragrance and a high-single digit increase in Fragrance Ingredients.
•Scent adjusted operating EBITDA1 was $127 million and adjusted operating EBITDA margin1 was 20.7% in the third quarter. On a comparable basis2, adjusted operating EBITDA1 increased 7% led primarily by volume growth and productivity gains.

Pharma Solutions Segment
•On a reported basis, third quarter sales were $256 million. On a comparable basis2, currency neutral sales1 increased 8% driven by volume growth in both Industrial and Core Pharma.
•Pharma Solutions adjusted operating EBITDA1 was $62 million and adjusted operating EBITDA margin1 was 24.2% in the third quarter. On a comparable basis2, adjusted operating EBITDA1 increased 32% led by volume growth and productivity gains.

Financial Guidance
The Company is increasing its expectations for the full year 2024. It now expects sales to be in the range of $11.3 billion to $11.4 billion versus the previously expected range of $11.1 billion to $11.3 billion, and adjusted operating EBITDA to be at the high-end of its previously communicated guidance range of $2.1 billion to $2.17 billion. The Company now expects volume to increase 5% to 6% versus the previously expected range of 3% to 5%, with improvements across the majority of the portfolio. Pricing impact is now expected to be flat versus approximately a 1% increase previously, principally driven by the impact of foreign exchange rate changes in emerging markets where the Company has index pricing to US and/or EURO exchange rates.
Based on current market foreign exchange rates, the Company expects that foreign exchange will have an approximately 3% adverse impact to sales growth versus the previously expected range of 3% to 4%.

The Company cannot reconcile its expected adjusted operating EBITDA without unreasonable effort because certain items that impact net income and other reconciling metrics are out of the Company's control and/or cannot be reasonably predicted at this time. These items include but are not limited to acquisition, divestiture and integration related costs, gains (losses) on business disposals and regulatory costs.

Audio Webcast

A live webcast to discuss the Company’s third quarter 2024 financial results will be held on November 6, 2024, at 9:00 a.m. ET. The webcast and accompanying slide presentation may be accessed on the Company’s IR website at ir.iff.com. For those unable to listen to the live webcast, a recorded version will be made available on the Company’s website approximately one hour after the event and will remain available on IFF’s website for one year.

Cautionary Statement Under The Private Securities Litigation Reform Act of 1995

Statements in this press release, which are not historical facts or information, are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current assumptions, estimates and expectations including those concerning expected cash flow and availability of capital resources to fund our operations and meet our debt service requirements; our ability to execute on our strategic and financial transformation, including the progress and success of our portfolio optimization strategy (including the sale process for our Pharma Solutions disposal group), through non-core business divestitures and acquisitions, and expectations regarding the implementation of our refreshed growth-focused strategy and expectations around our business divestitures; our ability to continue to generate value for, and return cash to, our shareholders; expectations of the impact of inflationary pressures and the pricing actions to offset exposure to such impacts; the impact of high input costs, including commodities, raw materials, transportation and energy; the expected impact of global supply chain challenges; our ability to enhance our innovation efforts, drive cost efficiencies and execute on specific consumer trends and demands; the growth potential of the markets in which we operate, including the emerging markets; expectations regarding sales and profit for the fiscal year 2024, including the impact of foreign exchange, pricing actions, raw materials, energy, and sourcing, logistics and manufacturing costs; the impact of global economic uncertainty and recessionary pressures on demand for consumer products; the success of our integration efforts, following the N&B Transaction, and ability to deliver on our synergy commitments as well as future opportunities for the combined company; our strategic investments in capacity and increasing inventory to drive improved profitability; our ability to drive cost discipline measures and the ability to recover margin to pre-inflation levels; expected capital expenditures in 2024; and the expected costs and benefits of our ongoing optimization of our manufacturing operations, including the expected number of closings.

These forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Certain of such forward-looking information may be identified by such terms as “expect”, “anticipate”, “believe”, “intend”, “outlook”, “may”, “estimate”, “should”, “predict” and similar terms or variations thereof. Such forward-looking statements are based on a series of expectations, assumptions, estimates and projections about the Company, are not guarantees of future results or performance, and involve significant risks, uncertainties and other factors, including assumptions and projections, for all forward periods. Our actual results may differ materially from any future results expressed or implied by such forward-looking statements.

Such risks, uncertainties and other factors include, among others, the following: (1) our substantial amount of indebtedness and its impact on our liquidity, credit ratings and ability to return capital to its shareholders; (2) our ability to successfully execute the next phase of our strategic transformation; (3) our ability to declare and pay dividends which is subject to certain considerations; (4) the impact of the outcomes of legal claims, disputes, regulatory investigations and litigation; (5) inflationary trends, including in the price of our input costs, such as raw materials, transportation and energy; (6) supply chain disruptions, geopolitical developments, including the Russia-Ukraine war, the Israel-Hamas war and wider Middle East developments (including disruptions to the Red Sea passage) or climate-change related events (including severe weather events in the U.S. and abroad) that may affect our suppliers or procurement of raw materials; (7) our ability to attract and retain key employees, and manage turnover of top executives; (8) our ability to successfully market to our expanded and diverse customer base; (8) our ability to effectively compete in our market and develop and introduce new products that meet customers’ needs; (9) changes in demand from large multi-national customers due to increased competition and our ability to maintain “core list” status with customers; (10) our ability to successfully develop innovative and cost-effective products that allow customers to achieve their own profitability expectations; (11) disruption in the development, manufacture, distribution or sale of our products from international conflicts (such as the Russia-Ukraine war and the Israel-Hamas war), geopolitical events, trade wars, natural disasters, public health crises (such as the COVID-19 pandemic), terrorist acts, labor strikes, political or economic crises (such as the uncertainty related to U.S. government funding negotiations), accidents and similar events; (12) the impact of a significant data breach or other disruption in our information technology systems, and our ability to comply with data protection laws in the U.S. and abroad; (13) our ability to benefit from our investments and expansion in emerging markets; (14) the impact of currency fluctuations or devaluations in the principal foreign markets in which we operate; (15) economic, regulatory and political risks associated with our international operations; (16) the impact of global economic uncertainty (including increased inflation) on demand for consumer products; (17) our ability to integrate the N&B Business and realize anticipated synergies, among other benefits; (18) our ability to react in a timely and cost-effective manner to changes in consumer preferences and demands, including increased awareness of health and wellness; (19) our ability to meet increasing customer, consumer, shareholder and regulatory focus on sustainability; (20) our ability to successfully manage our working capital and inventory balances; (21) any impairment on our tangible or intangible long-lived assets; (22) our ability to enter into or close strategic transactions or divestments, or successfully establish and manage acquisitions, collaborations, joint ventures or partnerships; (23) changes in market conditions or governmental regulations relating to our pension and postretirement obligations; (24) the impact of the phase out of the London Interbank Offered Rate (“LIBOR”) on our variable rate interest expense; (25) our ability to comply with, and the costs associated with compliance with, regulatory requirements and industry standards, including regarding product safety, quality, efficacy and environment impact; (26) defects, quality issues (including product recalls), inadequate disclosure or misuse with respect to the products and capabilities; (27) our ability to comply with, and the costs associated with compliance with, U.S. and foreign environmental protection laws; (28) the impact of our or our counterparties’ failure to comply with the U.S. Foreign Corrupt Practices Act, similar U.S. or foreign anti-bribery and anti-corruption laws and regulations, applicable sanctions laws and regulations in the jurisdictions in which we operate or ethical business practices and related laws and regulations; (29) our ability to protect our intellectual property rights; (30) the impact of changes in federal, state, local and international tax legislation or policies and adverse results of tax audits, assessments, or disputes; (31) the impact of any tax liability resulting from the N&B Transaction; and (32) our ability to comply with data protection laws in the U.S. and abroad.

The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. In addition, you should consult other disclosures made by the Company (such as in our other filings with the SEC or in company press releases) for other factors that may cause actual results to differ materially from those projected by the Company. Please refer to Part I. Item 1A., Risk Factors, of the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2024 for additional information regarding factors that could affect our results of operations, financial condition and liquidity.

We intend our forward-looking statements to speak only as of the time of such statements and do not undertake or plan to update or revise them as more information becomes available or to reflect changes in expectations, assumptions or results. We can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of, or any material adverse change in, one or more of the risk factors or risks and uncertainties referred to in this press release or included in our other periodic reports filed with the SEC could materially and adversely impact our operations and our future financial results. Any public statements or disclosures made by us following this press release that modify or impact any of the forward-looking statements contained in or accompanying this press release will be deemed to modify or supersede such outlook or other forward-looking statements in or accompanying this press release.

Use of Non-GAAP Financial Measures

We provide in this press release non-GAAP financial measures, including: (i) comparable currency neutral sales; (ii) adjusted operating EBITDA and comparable adjusted operating EBITDA; (iii) adjusted operating EBITDA margin; (iv) adjusted EPS ex amortization; (v) free cash flow; and (vi) net debt to credit adjusted EBITDA.

Our non-GAAP financial measures are defined below.

Currency Neutral metrics eliminate the effects that result from translating non-U.S. currencies to U.S. dollars. We calculate currency neutral numbers by translating current year invoiced sale amounts at the exchange rates used for the corresponding prior year period. We use currency neutral results in our analysis of subsidiary or segment performance. We also use currency neutral numbers when analyzing our performance against our competitors.

Adjusted operating EBITDA and adjusted operating EBITDA margin exclude depreciation and amortization, interest expense, other (expense) income, net, and certain non-recurring or unusual items that are not part of recurring operations such as, restructuring and other charges, impairment of goodwill, gains (losses) on business disposals, loss on assets classified as held for sale, acquisition, divestiture and integration costs, strategic initiatives costs, regulatory costs and other items.

Adjusted EPS ex Amortization excludes the impact of non-operational items including, restructuring and other charges, impairment of goodwill, (gains) losses on business disposals, loss on assets classified as held for sale, strategic initiatives costs, regulatory costs and other items that are not a part of recurring operations.

Free Cash Flow is operating cash flow (i.e. cash flow from operations) less capital expenditures.

Net debt to credit adjusted EBITDA is the leverage ratio used in our credit agreements and defined as net debt (which is debt for borrowed money less cash and cash equivalents) divided by the trailing 12-month credit adjusted EBITDA. Credit adjusted EBITDA is defined as income (loss) before interest expense, income taxes, depreciation and amortization, specified items and non-cash items.

Comparable results for the second quarter exclude the impact of divestitures and acquisitions.

These non-GAAP measures are intended to provide additional information regarding our underlying operating results and comparable year-over-year performance. Such information is supplemental to information presented in accordance with GAAP and is not intended to represent a presentation in accordance with GAAP. In discussing our historical and expected future results and financial condition, we believe it is meaningful for investors to be made aware of and to be assisted in a better understanding of, on a period-to-period comparable basis, financial amounts both including and excluding these identified items, as well as the impact of exchange rate fluctuations. These non-GAAP measures should not be considered in isolation or as substitutes for analysis of the Company’s results under GAAP and may not be comparable to other companies’ calculation of such metrics.

The Company cannot reconcile its expected adjusted operating EBITDA under "Financial Guidance" without unreasonable effort because certain items that impact net income and other reconciling metrics are out of the Company's control and/or cannot be reasonably predicted at this time. These items include but are not limited to acquisition, divestiture and integration costs, gains (losses) on business disposals, and regulatory costs.

Welcome to IFF

At IFF (NYSE: IFF), an industry leader in food, beverage, scent, health and biosciences, science and creativity meet to create essential solutions for a better world – from global icons to unexpected innovations and experiences. With the beauty of art and the precision of science, we are an international collective of thinkers who partners with customers to bring scents, tastes, experiences, ingredients and solutions for products the world craves. Together, we will do more good for people and planet. Learn more at iff.com, Twitter, Facebook, Instagram, and LinkedIn.

International Flavors & Fragrances Inc.
Consolidated Statements of Income (Loss)
(Amounts in millions except per share data)
(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2024	2023	% Change	2024	2023	% Change
Net sales	$2,925	$2,820	4%	$8,713	$8,776	(1)%
Cost of Sales	1,873	1,896	(1)%	5,569	5,955	(6)%
Gross profit	1,052	924	14%	3,144	2,821	11%
Research and development expenses	162	157	3%	501	479	5%
Selling and administrative expenses	495	444	11%	1,478	1,343	10%
Amortization of acquisition-related intangibles	146	170	(14)%	467	513	(9)%
Impairment of goodwill	—	—	NMF	64	—	NMF
Restructuring and other charges	1	2	(50)%	6	61	(90)%
(Gains) losses on sale of assets	(1)	1	(200)%	(11)	(1)	NMF
Operating profit	249	150	66%	639	426	50%
Interest expense	74	90	(18)%	236	291	(19)%
(Gains) losses on business disposals	20	10	100%	(348)	29	NMF
Loss on assets classified as held for sale	32	—	NMF	314	—	NMF
Other expense (income), net	28	(9)	NMF	44	(17)	NMF
Income before income taxes	95	59	61%	393	123	220%
Provision for income taxes	35	32	9%	100	77	30%
Net income	60	27	122%	293	46	NMF
Net income attributable to non-controlling interests	1	2	(50)%	4	3	33%
Net income attributable to IFF shareholders	$59	$25	136%	$289	$43	NMF

Net income per share - basic and diluted	$0.23	$0.10		$1.13	$0.16

Average number of shares outstanding - basic	256	255		255	255
Average number of shares outstanding - diluted	257	256		256	255

NMF Not meaningful

International Flavors & Fragrances Inc.
Condensed Consolidated Balance Sheets
(Amounts in millions)
(Unaudited)

	September 30,	December 31,
	2024	2023
Cash, cash equivalents, and restricted cash	$567	$709
Receivables, net	1,772	1,726
Inventories	2,200	2,477
Other current assets	3,884	1,381
Total current assets	8,423	6,293

Property, plant and equipment, net	3,772	4,240
Goodwill and other intangibles, net	16,119	18,992
Other assets	1,614	1,453
Total assets	$29,928	$30,978

Short-term borrowings	$468	$885
Other current liabilities	2,750	2,873
Total current liabilities	3,218	3,758

Long-term debt	8,631	9,186
Non-current liabilities	3,269	3,392

Shareholders' equity	14,810	14,642
Total liabilities and shareholders' equity	$29,928	$30,978

International Flavors & Fragrances Inc.
Consolidated Statements of Cash Flows
(Amounts in millions)
(Unaudited)

	Nine Months Ended September 30,
	2024	2023
Cash flows from operating activities:
Net income	$293	$46
Adjustments to reconcile to net cash provided by operating activities
Depreciation and amortization	772	855
Deferred income taxes	(128)	(59)
Loss on assets classified as held for sale	314	—
Gains on sale of assets	(11)	(1)
(Gains) Losses on business disposals	(348)	29
Stock-based compensation	59	50
Pension contributions	(17)	(25)
Impairment of goodwill	64	—
Inventory write-down	—	62
Changes in assets and liabilities:
Trade receivables	(276)	(78)
Inventories	(3)	489
Accounts payable	(34)	(240)
Accruals for incentive compensation	119	(40)
Other current payables and accrued expenses	65	(216)
Other assets/liabilities, net	(167)	(77)
Net cash provided by operating activities	702	795
Cash flows from investing activities:
Additions to property, plant and equipment	(303)	(390)
Additions to intangible assets	(5)	—
Proceeds from sale of assets	18	22
Net proceeds received from business disposals	876	1,006
Net cash provided by investing activities	586	638
Cash flows from financing activities:
Cash dividends paid to shareholders	(411)	(619)
Decrease in revolving credit facility and short-term borrowings	—	(100)
Net borrowings of commercial paper (maturities less than three months)	—	(187)
Principal payments of debt	(974)	(355)
Deferred and contingent consideration paid	(36)	(6)
Withholding tax paid on stock-based compensation	(15)	(12)
Other, net	(8)	(14)
Net cash used in financing activities	(1,444)	(1,293)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(10)	(30)
Net change in cash, cash equivalents and restricted cash	(166)	110
Cash, cash equivalents and restricted cash at beginning of year	735	552
Cash, cash equivalents and restricted cash at end of period	$569	$662
The following table reconciles cash, cash equivalents and restricted cash between the Company's statement of cash flows for the periods ended September 30, 2024 and September 30, 2023 to the amounts reported on the Company's balance sheet:

AMOUNTS IN MILLIONS	September 30, 2024	December 31, 2023	September 30, 2023	December 31, 2022
Current assets
Cash and cash equivalents	$567	$703	$629	$483
Cash and cash equivalents included in Assets held for sale	2	26	23	52
Restricted cash	—	6	10	10
Non-current assets
Restricted cash included in Other assets	—	—	—	7
Cash, cash equivalents and restricted cash	$569	$735	$662	$552

International Flavors & Fragrances Inc.
Reportable Segment Performance
(Amounts in millions)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net Sales
Nourish	$1,486	$1,449	$4,460	$4,666
Health & Biosciences	570	518	1,659	1,553
Scent	613	615	1,861	1,815
Pharma Solutions	256	238	733	742
Consolidated	$2,925	$2,820	$8,713	$8,776
Segment Adjusted Operating EBITDA
Nourish	$206	$178	$654	$567
Health & Biosciences	173	150	497	426
Scent	127	131	421	353
Pharma Solutions	62	47	162	173
Total	568	506	1,734	1,519
Depreciation & Amortization	(248)	(292)	(772)	(855)
Interest Expense	(74)	(90)	(236)	(291)
Other (Expense) Income, net	(28)	9	(44)	17
Restructuring and Other Charges	(1)	(2)	(6)	(61)
Impairment of Goodwill	—	—	(64)	—
Gains (Losses) on Business Disposals	(20)	(10)	348	(29)
Loss on Assets Classified as Held for Sale	(32)	—	(314)	—
Acquisition, Divestiture and Integration Costs	(55)	(42)	(172)	(118)
Strategic Initiatives Costs	(6)	(6)	(22)	(28)
Regulatory Costs	(10)	(13)	(64)	(32)
Other	1	(1)	5	1
Income Before Taxes	$95	$59	$393	$123
Segment Adjusted Operating EBITDA Margin
Nourish	13.9%	12.3%	14.7%	12.2%
Health & Biosciences	30.4%	29.0%	30.0%	27.4%
Scent	20.7%	21.3%	22.6%	19.4%
Pharma Solutions	24.2%	19.7%	22.1%	23.3%
Consolidated	19.4%	17.9%	19.9%	17.3%

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
(Unaudited)
The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

Reconciliation of Gross Profit
	Third Quarter
(DOLLARS IN MILLIONS)	2024	2023
Reported (GAAP)	$1,052	$924
Adjusted (Non-GAAP)	$1,052	$924

Reconciliation of Selling and Administrative Expenses
	Third Quarter
(DOLLARS IN MILLIONS)	2024	2023
Reported (GAAP)	$495	$444
Acquisition, Divestiture and Integration Costs (d)	(55)	(42)
Strategic Initiatives Costs (e)	(6)	(6)
Regulatory Costs (f)	(10)	(13)
Other (g)	(1)	—
Adjusted (Non-GAAP)	$423	$383

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

Reconciliation of Net Income (Loss) and EPS
	Third Quarter
	2024				2023
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)	Income before taxes	Provision for income taxes	Net income attributable to IFF (i)	Diluted EPS	Income before taxes	Provision for income taxes (h)	Net income attributable to IFF (i)	Diluted EPS
Reported (GAAP)	$95	$35	$59	$0.23	$59	$32	$25	$0.10
Restructuring and Other Charges (a)	1	—	1	—	2	—	2	0.01
Losses on Business Disposals (b)	20	—	20	0.08	10	(6)	16	0.06
Loss on Assets Classified as Held for Sale (c)	32	5	27	0.11	—	—	—	—
Acquisition, Divestiture and Integration Costs (d)	55	15	40	0.16	42	4	38	0.15
Strategic Initiatives Costs (e)	6	1	5	0.02	6	1	5	0.02
Regulatory Costs (f)	10	3	7	0.03	13	3	10	0.04
Other (g)	(1)	—	(1)	(0.01)	1	1	—	—
Adjusted (Non-GAAP)	$218	$59	$158	$0.62	$133	$35	$96	$0.38

Reconciliation of Adjusted (Non-GAAP) EPS ex. Amortization
	Third Quarter
(DOLLARS AND SHARE AMOUNTS IN MILLIONS)	2024	2023
Numerator
Adjusted (Non-GAAP) Net Income	$158	$96
Amortization of Acquisition related Intangible Assets	146	170
Tax impact on Amortization of Acquisition related Intangible Assets	36	39
Amortization of Acquisition related Intangible Assets, net of tax (j)	110	131
Adjusted (Non-GAAP) Net Income ex. Amortization	$268	$227

Denominator
Weighted average shares assuming dilution (diluted)	257	256
Adjusted (Non-GAAP) EPS ex. Amortization	$1.04	$0.89

(a)	For 2024, represents costs related to lease impairment and severance as part of the Company's restructuring efforts. For 2023, represents costs primarily related to severance as part of the Company's restructuring efforts.
(b)	For 2024, primarily represents losses recognized as part of the sale of the Flavors & Essences UK business. For 2023, primarily represents losses recognized as part of the sale of the Flavors Specialty Ingredients business.
(c)	Represents the losses recognized on assets classified as held for sale of the Pharma Solutions disposal group and portion of the Savory Solutions business in Turkey.
(d)
For 2024 and 2023, primarily represents costs related to the Company's actual and planned acquisitions and divestitures and integration activities primarily for N&B. These costs primarily consisted of external consulting fees, professional and legal fees and salaries of individuals who are fully dedicated to such efforts.

For the three months ended September 30, 2024, business divestiture costs were approximately $55 million. For the three months ended September 30, 2023, business divestiture, integration and acquisition costs were approximately $29 million, $12 million and $1 million, respectively.

(e)	Represents costs related to the Company's strategic assessment and business portfolio optimization efforts and reorganizing the Global Business Services Centers, primarily consulting fees.
(f)	Represents costs primarily related to legal fees incurred and provisions recognized for the ongoing investigations of the fragrance businesses.
(g)	Represents (gains) losses from sale of assets, executive employee separation costs and costs related to the Company's entity realignment project to optimize the structure of holding companies, primarily consulting fees.
(h)	The income tax effects of non-GAAP adjustments are calculated based on the applicable statutory tax rate for the relevant jurisdiction, except for those items which are non-taxable or subject to valuation allowances for which the tax expense (benefit) was calculated at 0%. The tax benefit for amortization is calculated in a similar manner as the tax effects of the non-GAAP adjustments.
(i)	For the three months ended September 30, 2024 and September 30, 2023, reported and adjusted net income are each decreased by income attributable to non-controlling interest of $1 million and $2 million, respectively.
(j)	Represents all amortization of intangible assets acquired in connection with acquisitions, net of tax.

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

Reconciliation of Gross Profit
	Third Quarter Year-to-Date
(DOLLARS IN MILLIONS)	2024	2023
Reported (GAAP)	$3,144	$2,821
Acquisition, Divestiture and Integration Costs (e)	1	—
Adjusted (Non-GAAP)	$3,145	$2,821

Reconciliation of Selling and Administrative Expenses
	Third Quarter Year-to-Date
(DOLLARS IN MILLIONS)	2024	2023
Reported (GAAP)	$1,478	$1,343
Acquisition, Divestiture and Integration Costs (e)	(171)	(118)
Strategic Initiatives Costs (g)	(22)	(28)
Regulatory Costs (h)	(64)	(32)
Other (i)	(6)	—
Adjusted (Non-GAAP)	$1,215	$1,165

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

Reconciliation of Net Income (Loss) and EPS
	Third Quarter Year-to-Date
	2024				2023
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)	Income before taxes	Provision for income taxes (j)	Net income attributable to IFF (k)	Diluted EPS	Income before taxes	Provision for income taxes (j)	Net income attributable to IFF (k)	Diluted EPS
Reported (GAAP)	$393	$100	$289	$1.13	$123	$77	$43	$0.16
Restructuring and Other Charges (a)	6	1	5	0.02	61	16	45	0.18
Impairment of Goodwill (b)	64	—	64	0.25	—	—	—	—
(Gains) Losses on Business Disposals (c)	(348)	(23)	(325)	(1.27)	29	(11)	40	0.15
Loss on Assets Classified as Held for Sale (d)	314	63	251	0.98	—	—	—	—
Acquisition, Divestiture and Integration Costs (e)	169	18	151	0.60	118	4	114	0.45
Gain on China Facility Relocation (f)	—	—	—	—	(22)	(6)	(16)	(0.06)
Strategic Initiatives Costs (g)	22	5	17	0.07	28	6	22	0.09
Regulatory Costs (h)	64	11	53	0.21	32	7	25	0.10
Other (i)	(5)	(3)	(2)	(0.03)	(1)	—	(1)	—
Adjusted (Non-GAAP)	$679	$172	$503	$1.96	$368	$93	$272	$1.07

Reconciliation of Adjusted (Non-GAAP) EPS ex. Amortization
	Third Quarter Year-to-Date
(DOLLARS AND SHARE AMOUNTS IN MILLIONS)	2024	2023
Numerator
Adjusted (Non-GAAP) Net Income	$503	$272
Amortization of Acquisition related Intangible Assets	467	513
Tax impact on Amortization of Acquisition related Intangible Assets (j)	115	117
Amortization of Acquisition related Intangible Assets, net of tax (l)	352	396
Adjusted (Non-GAAP) Net Income ex. Amortization	$855	$668

Denominator
Weighted average shares assuming dilution (diluted)	256	255
Adjusted (Non-GAAP) EPS ex. Amortization	$3.34	$2.61

(a)	For 2024, represents costs related to lease impairment and severance as part of the Company's restructuring efforts. For 2023, represents costs primarily related to severance as part of the Company's restructuring efforts.
(b)	Represents costs related to the impairment of goodwill related to the Pharma Solutions disposal group.
(c)	For 2024, primarily represents gains recognized as part of the sale of the Cosmetic Ingredients business and losses recognized as part of the sale of the Flavors & Essences UK business. For 2023, primarily represents losses recognized as part of the sale of the Flavors Specialty Ingredients business, a portion of the Savory Solutions business, and liquidation of a business in Russia for the sale of a portion of the Savory Solutions business.
(d)	Represents the losses recognized on assets classified as held for sale of the Pharma Solutions disposal group and portion of the Savory Solutions business in Turkey.
(e)
For 2024 and 2023, primarily represents costs related to the Company's actual and planned acquisitions and divestitures and integration activities primarily for N&B. These costs primarily consisted of external consulting fees, professional and legal fees and salaries of individuals who are fully dedicated to such efforts.

For the nine months ended September 30, 2024, business divestiture and integration costs were approximately $167 million and $5 million, respectively. For the nine months ended September 30, 2023, business divestiture, integration and acquisition costs were approximately $70 million, $42 million, and $6 million, respectively

(f)	For 2023, represents gain recognized from the completion of the relocation of a facility in China.
(g)	Represents costs related to the Company's strategic assessment and business portfolio optimization efforts and reorganizing the Global Business Services Centers, primarily consulting fees.
(h)	Represents costs primarily related to legal fees incurred and provisions recognized for the ongoing investigations of the fragrance businesses.
(i)	Represents (gains) losses from sale of assets, executive employee separation costs and costs related to the Company's entity realignment project to optimize the structure of holding companies, primarily consulting fees.
(j)	The income tax effects of non-GAAP adjustments are calculated based on the applicable statutory tax rate for the relevant jurisdiction, except for those items which are non-taxable or subject to valuation allowances for which the tax expense (benefit) was calculated at 0%. The tax benefit for amortization is calculated in a similar manner as the tax effects of the non-GAAP adjustments.
(k)	For the nine months ended September 30, 2024 and 2023, reported and adjusted net income are each decreased by income attributable to non-controlling interest of $4 million and $3 million, respectively.
(l)	Represents all amortization of intangible assets acquired in connection with acquisitions, net of tax.

International Flavors & Fragrances Inc.
Debt Covenants
(Amounts in millions)
(Unaudited)
The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

Reconciliation of Credit Adjusted EBITDA to Net Loss
(DOLLARS IN MILLIONS)	Twelve Months Ended September 30, 2024
Net loss	$(2,321)
Interest expense(1)	325
Income taxes	68
Depreciation and amortization	1,059
Specified items(2)	3,038
Non-cash items(3)	32
Credit Adjusted EBITDA	$2,201
 _______________________
(1)Certain adjustments were made to interest expense associated with our cash pooling arrangements for the fourth quarter of 2023.
(2)Specified items consisted of restructuring and other charges, impairment of goodwill, acquisition, divestiture and integration costs, strategic initiatives costs, regulatory costs and other costs that are not related to recurring operations.
(3)Non-cash items consisted of losses (gains) on sale of assets, losses (gains) on business disposals, loss on assets classified as held for sale, write-down of inventory related to Locust Bean Kernel and stock-based compensation.

Net Debt to Total Debt
(DOLLARS IN MILLIONS)	September 30, 2024
Total debt(1)	$9,127
Adjustments:
Cash and cash equivalents(2)	569
Net debt	$8,558
 _______________________
(1)Total debt used for the calculation of net debt consisted of short-term debt, long-term debt, short-term finance lease obligations and long-term finance lease obligations.
(2)Cash and cash equivalents included approximately $2 million currently in Assets held for sale on the Consolidated Balance Sheets.

International Flavors & Fragrances Inc.
Comparable Reportable Segment Performance
(Amounts in millions)
(Unaudited)
The following information and schedule provides reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedule is not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net Sales
Nourish(1)	$1,486	$1,441	$4,460	$4,426
Health & Biosciences	570	518	1,659	1,553
Scent(2)	613	588	1,861	1,723
Pharma Solutions	256	238	733	742
Consolidated	$2,925	$2,785	$8,713	$8,444
Segment Adjusted Operating EBITDA
Nourish(1)	$206	$174	$654	$537
Health & Biosciences	173	150	497	426
Scent(2)	127	119	421	319
Pharma Solutions	62	47	162	173
Total	568	490	1,734	1,455
Depreciation & Amortization	(248)	(292)	(772)	(855)
Interest Expense	(74)	(90)	(236)	(291)
Other (Expense) Income, net	(28)	9	(44)	17
Restructuring and Other Charges	(1)	(2)	(6)	(61)
Impairment of Goodwill	—	—	(64)	—
Gains (Losses) on Business Disposals	(20)	(10)	348	(29)
Loss on Assets Classified as Held for Sale	(32)	—	(314)	—
Acquisition, Divestiture and Integration Costs	(55)	(42)	(172)	(118)
Strategic Initiatives Costs	(6)	(6)	(22)	(28)
Regulatory Costs	(10)	(13)	(64)	(32)
Other	1	(1)	5	1
Impact of Business Divestitures(3)	—	16	—	64
Income Before Taxes	$95	$59	$393	$123
Segment Adjusted Operating EBITDA Margin
Nourish	13.9%	12.1%	14.7%	12.1%
Health & Biosciences	30.4%	29.0%	30.0%	27.4%
Scent	20.7%	20.2%	22.6%	18.5%
Pharma Solutions	24.2%	19.7%	22.1%	23.3%
Consolidated	19.4%	17.6%	19.9%	17.2%
______________________
(1)Nourish sales and segment adjusted operating EBITDA for the three and nine months ended September 30, 2023 exclude the results of a portion of the Savory Solutions business, Sonarome business, and Flavors & Essences UK business that were divested to present fully comparable scenarios. The divestitures were completed on May 31, 2023, December 1, 2023 and September 1, 2024, respectively.
(2)Scent sales and segment adjusted operating EBITDA for the three and nine months ended September 30, 2023 exclude the results of the Flavor Specialty Ingredients business and Cosmetic Ingredients business that were divested to present fully comparable scenarios. The divestitures were completed on August 1, 2023 and April 2, 2024, respectively.
(3)Amounts exclude the results of a portion of the Savory Solutions business, Flavor Specialty Ingredients business, Sonarome business, Cosmetic Ingredients business, and Flavors & Essences UK business that were divested in the second quarter of 2023 (May 31, 2023), third quarter of 2023 (August 1, 2023), fourth quarter of 2023 (December 1, 2023), second quarter of 2024 (April 2, 2024), and third quarter of 2024 (September 1, 2024), respectively, to present fully comparable scenarios.

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
Comparable Foreign Exchange Impact
(Unaudited)

Q3 Nourish	Sales	Segment Adjusted Operating EBITDA	Segment Adjusted Operating EBITDA Margin
% Change - Reported	3%	16%	1.6%
Portfolio Impact	1%	3%	0.2%
% Change - Comparable	3%	18%	1.8%
Currency Impact	4%
% Change - Currency Neutral	7%

Q3 Health & Biosciences	Sales	Segment Adjusted Operating EBITDA	Segment Adjusted Operating EBITDA Margin
% Change - Reported	10%	15%	1.4%
Portfolio Impact	0%	0%	0.0%
% Change - Comparable	10%	15%	1.4%
Currency Impact	2%
% Change - Currency Neutral	12%

Q3 Scent	Sales	Segment Adjusted Operating EBITDA	Segment Adjusted Operating EBITDA Margin
% Change - Reported	0%	(3)%	(0.6)%
Portfolio Impact	5%	10%	1.1%
% Change - Comparable	4%	7%	0.5%
Currency Impact	6%
% Change - Currency Neutral	10%

Q3 Pharma Solutions	Sales	Segment Adjusted Operating EBITDA	Segment Adjusted Operating EBITDA Margin
% Change - Reported	8%	32%	4.5%
Portfolio Impact	0%	0%	0.0%
% Change - Comparable	8%	32%	4.5%
Currency Impact	0%
% Change - Currency Neutral	8%

Q3 Consolidated	Sales	Adjusted Operating EBITDA	Adjusted Operating EBITDA Margin
% Change - Reported	4%	12%	1.5%
Portfolio Impact	1%	4%	0.3%
% Change - Comparable	5%	16%	1.8%
Currency Impact	4%
% Change - Currency Neutral	9%

 _______________________
Note: The sum of these items may not foot due to rounding.

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
Comparable Foreign Exchange Impact
(Unaudited)

YTD Nourish	Sales	Segment Adjusted Operating EBITDA	Segment Adjusted Operating EBITDA Margin
% Change - Reported	(4)%	15%	2.5%
Portfolio Impact	5%	6%	0.1%
% Change - Comparable	1%	22%	2.6%
Currency Impact	3%
% Change - Currency Neutral	4%

YTD Health & Biosciences	Sales	Segment Adjusted Operating EBITDA	Segment Adjusted Operating EBITDA Margin
% Change - Reported	7%	17%	2.6%
Portfolio Impact	0%	0%	0.0%
% Change - Comparable	7%	17%	2.6%
Currency Impact	2%
% Change - Currency Neutral	9%

YTD Scent	Sales	Segment Adjusted Operating EBITDA	Segment Adjusted Operating EBITDA Margin
% Change - Reported	3%	19%	3.2%
Portfolio Impact	5%	13%	0.9%
% Change - Comparable	8%	32%	4.1%
Currency Impact	6%
% Change - Currency Neutral	14%

YTD Pharma Solutions	Sales	Segment Adjusted Operating EBITDA	Segment Adjusted Operating EBITDA Margin
% Change - Reported	(1)%	(6)%	(1.2)%
Portfolio Impact	0%	0%	0.0%
% Change - Comparable	(1)%	(6)%	(1.2)%
Currency Impact	0%
% Change - Currency Neutral	(1)%

YTD Consolidated	Sales	Adjusted Operating EBITDA	Adjusted Operating EBITDA Margin
% Change - Reported	(1)%	14%	2.6%
Portfolio Impact	4%	5%	0.1%
% Change - Comparable	3%	19%	2.7%
Currency Impact	4%
% Change - Currency Neutral	7%

 _______________________
Note: The sum of these items may not foot due to rounding.